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UNITED STATES	OMB Number: 3235-0145
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SCHEDULE 13G

Under the Securities Exchange Act of 1934

LYONDELLBASELL INDUSTRIES N.V.

(Name of Issuer)

Ordinary Shares, par value €0.04

(Title of Class of Securities)

N53745100

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF/Lyondell S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,383,080 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,383,080 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,383,080 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,383,080 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,383,080 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,383,080 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,383,080 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,383,080 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,383,080 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF Co-Invest/Lyondell S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). ACLF Co-Investment Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Alberta

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Credit Liquidity Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,102,004 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,102,004 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,102,004 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Holdings Series III (Lux) S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIF VII Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 79,237,329 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 79,237,329 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,237,329 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource XI S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). LeverageSource, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VII (EH), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VII (EH-GP), Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings III GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 78,614,992 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 78,614,992 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 78,614,992 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 13.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AIE Eurolux S.à r.l.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 560,960 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 560,960 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 560,960 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Europe Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 560,960 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 560,960 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 560,960 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AEM GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 560,960 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 560,960 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 560,960 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,944,040 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,944,040 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,944,040 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 3,944,040 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 3,944,040 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,944,040 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.7%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 83,181,369 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 83,181,369 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 83,181,369 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.7%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. N53745100

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 83,181,369 shares of ordinary shares

	7	Sole Dispositive Power

	8	Shared Dispositive Power 83,181,369 shares of ordinary shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 83,181,369 shares of ordinary shares

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 14.7%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer LyondellBasell Industries N.V.
(b)	Address of Issuer’s Principal Executive Offices Weena 737 3013 AM Rotterdam The Netherlands

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) ACLF/Lyondell S.à r.l. (“ACLF/Lyondell”), (ii) Apollo Credit Liquidity Management, L.P. (“ACL Management”), (iii) Apollo Credit Liquidity Management GP, LLC (“ACL Management GP”), (iv) ACLF Co-Invest/Lyondell S.à r.l. (“ACLF Co-Invest”), (v) ACLF Co-Investment Fund, L.P. (“ACLF Co-Investment Fund”), (vi) Apollo Credit Liquidity Advisors, L.P. (“ACL Advisors”), (vii) Apollo Credit Liquidity Capital Management, LLC (“ACL Capital Management”), (viii) Apollo Principal Holdings II, L.P. (“Principal II”), (ix) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (x) LeverageSource Holdings Series III (Lux) S.à r.l. (“LeverageSource Series III”), (xi) LeverageSource Management, LLC (“LeverageSource Management”), (xii) Apollo Management VII, L.P. (“Management VII”), (xiii) AIF VII Management, LLC (“AIF VII LLC”), (xiv) Apollo Management, L.P. (“Apollo Management”), (xv) Apollo Management GP, LLC (“Management GP”), (xvi) LeverageSource XI S.à r.l. (“LeverageSource XI”), (xvii) LeverageSource Holdings GP, LLC (“LeverageSource Holdings GP”), (xviii) LeverageSource, L.P. (“LeverageSource LP”), (xix) Apollo Advisors VII (EH), L.P. (“Advisors VII (EH)”), (xx) Apollo Advisors VII (EH-GP), Ltd. (“Advisors VII (EH-GP)”), (xxi) Apollo Principal Holdings III, L.P. (“Principal III”), (xxii) Apollo Principal Holdings III GP, Ltd. (“Principal III GP”), (xxiii) AIE Eurolux S.à r.l. (“AIE Eurolux”), (xxiv) Apollo Europe Management, L.P. (“Apollo Europe”), (xxv) AEM GP, LLC (“AEM GP”), (xxvi) Apollo Capital Management, L.P. (“Capital Management”), (xxvii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxviii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxix) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, LeverageSource XI and AIE Eurolux each hold shares of ordinary shares of the Issuer.  ACL Management serves as the investment manager of ACLF/Lyondell, and ACL Management GP serves as the general partner of ACL Management.  Capital Management serves as the sole member-manager of ACL Management GP.  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

ACLF Co-Investment Fund serves as the sole shareholder of ACLF Co-Invest, and ACL Advisors serves as the general partner of ACLF Co-Investment Fund.

ACL Capital Management serves as the general partner of ACL Advisors.  Principal II serves as the sole member-manager of ACL Capital Management, and Principal II GP serves as the general partner of Principal II.

LeverageSource Management serves as the investment manager of LeverageSource Series III.  Management VII serves as the sole member-manager of LeverageSource Management.  AIF VII LLC serves as the general partner of Management VII.  Apollo Management serves as the sole member and manager of AIF VII LLC.  Management GP serves as the general partner of Apollo Management, and Management Holdings serves as the sole member and manager of Management GP.

LeverageSource Holdings GP serves as the investment manager for LeverageSource XI.  LeverageSource LP serves as the sole member of LeverageSource Holdings GP.  Advisors VII (EH) serves as the general partner of LeverageSource LP, and Advisors VII (EH-GP) serves as the general partner of Advisors VII (EH).  Principal III serves as the sole shareholder of Advisors VII (EH-GP), and Principal III GP serves as the general partner of Principal III.

Apollo Europe serves as the investment manager of AIE Eurolux.  AEM GP serves as the general partner of Apollo Europe, and Capital Management serves as the sole member manager of AEM GP.

ACLF/Lyondell, ACL Management, ACL Management GP, ACLF Co-Invest, ACLF Co-Investment Fund, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Series III, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, LeverageSource XI, LeverageSource Holdings GP, LeverageSource LP, Advisors VII (EH), Advisors VII (EH-GP), Principal III, Principal III GP, AIE Eurolux, Apollo Europe, AEM GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office for each of ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III and LeverageSource XI is 15, rue Edward Steichen, L-2540, Luxembourg.  The principal office for AIE Eurolux is 9B, Boulevard Prince Henri, L-1724, Luxembourg.  The principal office for each of Advisors VII (EH), Advisors VII (EH-GP), Principal III and Principal III GP is c/o Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9005.  The principal office for each of ACLF Co-Investment Fund, ACL Advisors, ACL Management, ACL Management GP, ACL Capital Management, Principal II, Principal II GP, LeverageSource Holdings and LeverageSource LP is One Manhattanville Road, Suite 201, Purchase, NY 10577.  The principal office for each of LeverageSource Management, Apollo Europe, AEM GP, Management VII, AIF VII LLC, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(c)

Citizenship
ACLF/Lyondell, ACLF Co-Invest, LeverageSource Series III, LeverageSource XI and AIE Eurolux are Luxembourg private limited liability companies.  ACLF Co-Investment Fund is an Alberta limited partnership.  LeverageSource LP, Advisors VII (EH), and Principal III are exempted limited partnerships registered in the Cayman Islands.  Advisors VII (EH-GP) and Principal III GP are exempted companies incorporated in the Cayman Islands with limited liability.  ACL Principal II, Management VII, Apollo Management, Apollo Europe, Capital Management, and Management Holdings are Delaware limited partnerships.  ACL Management GP, ACL Advisors, ACL Capital Management, Principal II GP, LeverageSource Management, AIF VII LLC, Management GP, LeverageSource Holdings GP, AEM GP, Capital Management GP, and Management Holdings GP are Delaware limited liability companies.

	(d)	Title of Class of Securities Ordinary shares, par value €0.04 (the “Ordinary Shares”)
	(e)	CUSIP Number N53745100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:

		ACLF/Lyondell:	3,383,080 shares of Ordinary Shares
		ACL Management:	3,383,080 shares of Ordinary Shares
		ACL Management GP:	3,383,080 shares of Ordinary Shares
		ACLF Co-Invest:	3,102,004 shares of Ordinary Shares
		ACLF Co-Investment Fund:	3,102,004 shares of Ordinary Shares
		ACL Advisors:	3,102,004 shares of Ordinary Shares
		ACL Capital Management:	3,102,004 shares of Ordinary Shares
		Principal II:	3,102,004 shares of Ordinary Shares
		Principal II GP:	3,102,004 shares of Ordinary Shares
		LeverageSource Series III:	79,237,329 shares of Ordinary Shares
		LeverageSource Management:	79,237,329 shares of Ordinary Shares
		Management VII:	79,237,329 shares of Ordinary Shares
		AIF VII LLC:	79,237,329 shares of Ordinary Shares
		Apollo Management:	79,237,329 shares of Ordinary Shares
		Management GP:	79,237,329 shares of Ordinary Shares
		LeverageSource XI:	78,614,992 shares of Ordinary Shares
		LeverageSource Holdings GP:	78,614,992 shares of Ordinary Shares
		LeverageSource LP:	78,614,992 shares of Ordinary Shares
		Advisors VII (EH):	78,614,992 shares of Ordinary Shares
		Advisors VII (EH-GP):	78,614,992 shares of Ordinary Shares
		Principal III:	78,614,992 shares of Ordinary Shares
		Principal III GP:	78,614,992 shares of Ordinary Shares
		AIE Eurolux:	560,960 shares of Ordinary Shares

Apollo Europe:	560,960 shares of Ordinary Shares
AEM GP:	560,960 shares of Ordinary Shares
Capital Management:	3,944,040 shares of Ordinary Shares
Capital Management GP:	3,944,040 shares of Ordinary Shares
Management Holdings:	83,181,369 shares of Ordinary Shares
Management Holdings GP:	83,181,369 shares of Ordinary Shares

ACLF/Lyondell, ACL Management, ACL Management GP, ACLF Co-Invest, ACLF Co-Investment Fund, ACL Advisors, ACL Capital Management, Principal II, Principal II GP, LeverageSource Series III, LeverageSource Management, Management VII, AIF VII LLC, Apollo Management, Management GP, LeverageSource XI, LeverageSource Holdings GP, LeverageSource LP, Advisors VII (EH), Advisors VII (EH-GP), Principal III, Principal III GP, AIE Eurolux, Apollo Europe, AEM GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Management Holdings GP, Principal II GP and Principal III GP, disclaim beneficial ownership of all Ordinary Shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:

ACLF/Lyondell:	0.6%
ACL Management:	0.6%
ACL Management GP:	0.6%
ACLF Co-Invest:	0.5%
ACLF Co-Investment Fund:	0.5%
ACL Advisors:	0.5%
ACL Capital Management:	0.5%
Principal II:	0.5%
Principal II GP:	0.5%
LeverageSource Series III:	14.0%
LeverageSource Management:	14.0%
Management VII:	14.0%
AIF VII LLC:	14.0%
Apollo Management:	14.0%
Management GP:	14.0%
LeverageSource XI:	13.9%
LeverageSource Holdings GP:	13.9%
LeverageSource LP:	13.9%
Advisors VII (EH):	13.9%
Advisors VII (EH-GP):	13.9%
Principal III:	13.9%
Principal III GP:	13.9%
AIE Eurolux:	0.0%
Apollo Europe:	0.0%
AEM GP:	0.0%
Capital Management:	0.7%

Capital Management GP:	0.7%
Management Holdings:	14.7%
Management Holdings GP:	14.7%

The percentage amounts are based upon 565,673,773 shares of Ordinary Shares outstanding as of November 9, 2010, as reported in the Issuer’s Quarterly Report on Form 10-Q filed on November 10, 2010.
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
		ACLF/Lyondell:	3,383,080 shares of Ordinary Shares
		ACL Management:	3,383,080 shares of Ordinary Shares
		ACL Management GP:	3,383,080 shares of Ordinary Shares
		ACLF Co-Invest:	3,102,004 shares of Ordinary Shares
		ACLF Co-Investment Fund:	3,102,004 shares of Ordinary Shares
		ACL Advisors:	3,102,004 shares of Ordinary Shares
		ACL Capital Management:	3,102,004 shares of Ordinary Shares
		Principal II:	3,102,004 shares of Ordinary Shares
		Principal II GP:	3,102,004 shares of Ordinary Shares
		LeverageSource Series III:	79,237,329 shares of Ordinary Shares
		LeverageSource Management:	79,237,329 shares of Ordinary Shares
		Management VII:	79,237,329 shares of Ordinary Shares
		AIF VII LLC:	79,237,329 shares of Ordinary Shares
		Apollo Management:	79,237,329 shares of Ordinary Shares
		Management GP:	79,237,329 shares of Ordinary Shares
		LeverageSource XI:	78,614,992 shares of Ordinary Shares
		LeverageSource Holdings GP:	78,614,992 shares of Ordinary Shares
		LeverageSource LP:	78,614,992 shares of Ordinary Shares
		Advisors VII (EH):	78,614,992 shares of Ordinary Shares
		Advisors VII (EH-GP):	78,614,992 shares of Ordinary Shares
		Principal III:	78,614,992 shares of Ordinary Shares
		Principal III GP:	78,614,992 shares of Ordinary Shares
		AIE Eurolux:	560,960 shares of Ordinary Shares
		Apollo Europe:	560,960 shares of Ordinary Shares
		AEM GP:	560,960 shares of Ordinary Shares
		Capital Management:	3,944,040 shares of Ordinary Shares
		Capital Management GP:	3,944,040 shares of Ordinary Shares
		Management Holdings:	83,181,369 shares of Ordinary Shares
		Management Holdings GP:	83,181,369 shares of Ordinary Shares
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of:
		ACLF/Lyondell:	3,383,080 shares of Ordinary Shares
		ACL Management:	3,383,080 shares of Ordinary Shares
		ACL Management GP:	3,383,080 shares of Ordinary Shares

ACLF Co-Invest:	3,102,004 shares of Ordinary Shares
ACLF Co-Investment Fund:	3,102,004 shares of Ordinary Shares
ACL Advisors:	3,102,004 shares of Ordinary Shares
ACL Capital Management:	3,102,004 shares of Ordinary Shares
Principal II:	3,102,004 shares of Ordinary Shares
Principal II GP:	3,102,004 shares of Ordinary Shares
LeverageSource Series III:	79,237,329 shares of Ordinary Shares
LeverageSource Management:	79,237,329 shares of Ordinary Shares
Management VII:	79,237,329 shares of Ordinary Shares
AIF VII LLC:	79,237,329 shares of Ordinary Shares
Apollo Management:	79,237,329 shares of Ordinary Shares
Management GP:	79,237,329 shares of Ordinary Shares
LeverageSource XI:	78,614,992 shares of Ordinary Shares
LeverageSource Holdings GP:	78,614,992 shares of Ordinary Shares
LeverageSource LP:	78,614,992 shares of Ordinary Shares
Advisors VII (EH):	78,614,992 shares of Ordinary Shares
Advisors VII (EH-GP):	78,614,992 shares of Ordinary Shares
Principal III:	78,614,992 shares of Ordinary Shares
Principal III GP:	78,614,992 shares of Ordinary Shares
AIE Eurolux:	560,960 shares of Ordinary Shares
Apollo Europe:	560,960 shares of Ordinary Shares
AEM GP:	560,960 shares of Ordinary Shares
Capital Management:	3,944,040 shares of Ordinary Shares
Capital Management GP:	3,944,040 shares of Ordinary Shares
Management Holdings:	83,181,369 shares of Ordinary Shares
Management Holdings GP:	83,181,369 shares of Ordinary Shares

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not applicable.

Item 8.	Identification and Classification of Members of the Group. Not applicable.

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2011

ACLF/LYONDELL S.À R.L.

By:	Apollo Credit Liquidity Management, L.P.
Its Investment Manager

By:	Apollo Credit Liquidity Management GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO CREDIT LIQUIDITY MANAGEMENT, L.P.

By:	Apollo Credit Liquidity Management GP, LLC
Its General Partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CREDIT LIQUIDITY MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

ACLF CO-INVEST/LYONDELL S.À R.L.

By:	ACLF Co-Investment Fund, L.P.
Its sole shareholder

	By:	Apollo Credit Liquidity Advisors, L.P.
Its General Partner

		By:	Apollo Principal Holdings II, L.P.
Its General Partner

			By:	Apollo Principal Holdings II GP, LLC
Its General Partner

				By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

ACLF CO-INVESTMENT FUND, L.P.

By:	Apollo Credit Liquidity Advisors, L.P.
Its General Partner

	By:	Apollo Credit Liquidity Capital Management, LLC
Its General Partner:

		By:	Apollo Principal Holdings II, L.P.
Its General Partner

			By:	Apollo Principal Holdings II GP, LLC
Its General Partner

				By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

APOLLO CREDIT LIQUIDITY ADVISORS, L.P.

By:	Apollo Credit Liquidity Capital Management, LLC
Its General Partner

	By:	Apollo Principal Holdings II, L.P.
Its General Partner

		By:	Apollo Principal Holdings II GP, LLC
Its General Partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

APOLLO CREDIT LIQUIDITY CAPITAL MANAGEMENT, LLC

By:	Apollo Principal Holdings II, L.P.
Its General Partner

	By:	Apollo Principal Holdings II GP, LLC
Its General Partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	APOLLO PRINCIPAL HOLDINGS II GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

LEVERAGESOURCE HOLDINGS SERIES III (LUX) S.À R.L.

By:	LeverageSource Management, LLC
Its Investment Manager

	By:	Apollo Management VII, L.P.
Its sole member

		By:	AIF VII Management, LLC
Its General Partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

LEVERAGESOURCE MANAGEMENT, LLC

By:	Apollo Management VII, L.P.
Its sole member-manager

	By:	AIF VII Management, LLC
Its General Partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

LEVERAGESOURCE XI S.À R.L.

By:	LeverageSource Holdings GP, LLC
Its Investment Manager

	By:	LeverageSource, L.P.
Its sole member

		By:	Apollo Advisors VII (EH), L.P.
Its General Partner

			By:	Apollo Advisors VII (EH-GP), Ltd.
Its General Partner

				By:	Apollo Principal Holdings III, L.P.
Its sole shareholder

				By:	Apollo Principal Holdings III GP Ltd.
Its general partner

					By:	/s/ Laurie D. Medley
					Name:	Laurie D. Medley
					Title:	Vice President

LEVERAGESOURCE HOLDINGS GP, LLC

By:	LeverageSource, L.P.
Its sole member-manager

	By:	Apollo Advisors VII (EH), L.P.
Its General Partner

		By:	Apollo Advisors VII (EH-GP), Ltd.
Its General Partner

			By:	Apollo Principal Holdings III, L.P.
Its sole shareholder

			By:	Apollo Principal Holdings III GP Ltd.
Its general partner

				By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

LEVERAGESOURCE, L.P.

By:	Apollo Advisors VII (EH), L.P.
Its General Partner

	By:	Apollo Advisors VII (EH-GP), Ltd.
Its General Partner

		By:	Apollo Principal Holdings III, L.P.
Its sole shareholder

			By:	Apollo Principal Holdings III GP Ltd.
Its general partner

				By:	/s/ Laurie D. Medley
				Name:	Laurie D. Medley
				Title:	Vice President

APOLLO ADVISORS VII (EH), L.P.

By:	Apollo Advisors VII (EH-GP), Ltd.
Its General Partner

	By:	Apollo Principal Holdings III, L.P.
Its sole shareholder

		By:	Apollo Principal Holdings III GP Ltd.
Its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

APOLLO ADVISORS VII (EH-GP), LTD.

By:	Apollo Principal Holdings III, L.P.
Its sole shareholder

	By:	Apollo Principal Holdings III GP Ltd.
Its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III, L.P.

By:	Apollo Principal Holdings III GP Ltd.
Its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO PRINCIPAL HOLDINGS III GP LTD.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIE EUROLUX S.À R.L.

By:	Apollo Europe Management, L.P.
Its Investment Manager

	By:	AEM GP, LLC
Its General Partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO EUROPE MANAGEMENT, L.P.

By:	AEM GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AEM GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	APOLLO CAPITAL MANAGEMENT GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	APOLLO MANAGEMENT HOLDINGS GP, LLC
Its General Partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President